Exhibit 5.1

[Letterhead of Vorys, Sater, Seymour and Pease LLP]

April 30, 2020

First Financial Bancorp.

255 East Fifth Street, Suite 800

Cincinnati, Ohio 45202

Re: First Financial Bancorp. — $150,000,000 Aggregate Principal Amount of 5.25% Fixed-to-Floating Rate Subordinated Notes Due 2030

Ladies and Gentlemen:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the registration, pursuant to the Registration Statement on Form S-3 (File No. 333-219554)) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the issuance by the Company of $150,000,000 aggregate principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”).

The Notes will be issued pursuant to a Subordinated Indenture (the “Base Indenture”), dated as of August 25, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of April 30, 2020 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated April 24, 2020, between the Company and Keefe, Bruyette & Woods, Inc. (the “Underwriter”).

In rendering the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Registration Statement; (ii) the prospectus dated July 28, 2017, forming a part of the Registration Statement, as supplemented by the definitive prospectus supplement dated April 24, 2020, relating to the Notes; (iii) the Underwriting Agreement; (iv) the Indenture; (v) the form of the Notes; (vi) minutes and records of the corporate proceedings of the Board of Directors of the Company and the Capital Markets Committee of the Company’s Board of Directors; and (vii) an officer’s certificate of the Company executed for our benefit and of even date hereof.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Subject to the foregoing and the other matters and assumptions set forth herein, we are of the opinion that, when the Indenture has been duly authorized, executed and delivered by the Trustee and the Company and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriter against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinions expressed herein are limited to the laws of the State of Ohio and New York. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Notes, dated April 24, 2020. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP